Exhibit 2.1

FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER, dated April 23, 2014 (this “Amendment”) amends that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 27, 2014, by and among Yadkin Financial Corporation (“Yadkin”), VantageSouth Bancshares, Inc. (“VantageSouth”), and Piedmont Community Bank Holdings, Inc. (“Piedmont”), pursuant to which VantageSouth and Piedmont will each merge with and into Yadkin.

RECITALS

WHEREAS, pursuant to Section 7.11(a) of the Merger Agreement, Yadkin must take all actions necessary to adopt amendments to its bylaws substantially in the form attached thereto as Exhibit F prior to the consummation of the Mergers;

WHEREAS, the form of amendments to the bylaws attached as Exhibit F to the Merger Agreement currently provides that any removal of, failure to reelect (if such person is willing to serve), or filling of a vacancy created by the cessation of service of either of Mr. Joseph H. Towell, who will be the Executive Chairman of the surviving company, or Mr. Scott M. Custer, who will be the Chief Executive Officer and President of the surviving company, or any amendment to or termination of any employment or similar agreement with either of them, requires the affirmative vote of 75% of the full board of directors, including Messrs. Towell and Custer;

WHEREAS, Yadkin, VantageSouth, and Piedmont have determined that it is in the best interests of the surviving company and its shareholders, as a matter of proper corporate governance, that only outside directors vote on any amendment to or termination of any employment or similar agreement with Messrs. Towell and Custer;

WHEREAS, Yadkin, VantageSouth, and Piedmont have determined that there is a clerical error in Section 5.2(a) of the Merger Agreement; and

WHEREAS, pursuant to Section 9.3 of the Merger Agreement, the Merger Agreement may be amended by Yadkin, VantageSouth, and Piedmont by action taken or authorized by their respective boards of directors.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in the Merger Agreement and this Amendment, and intending to be legally bound, Yadkin, VantageSouth, and Piedmont hereby agree as follows:

1. Amendment to Exhibit F of the Merger Agreement. The parties agree that Exhibit F to the Merger Agreement shall be amended and restated in its entirety and replaced with a new Exhibit F attached to this Amendment and incorporated herein by this reference.

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2. Amendment to Section 5.2(a) of the Merger Agreement. The parties agree that the first sentence of Section 5.2(a) of the Merger Agreement shall be amended and restated in its entirety and replaced with the following:

“The authorized capital stock of Piedmont consists of 2,500,000 shares of Piedmont Common Stock, of which, as of the date of this Agreement (the “Piedmont Capitalization Date”), 1,466,664 shares were issued and outstanding, and 500,000 shares of preferred stock, (the “Piedmont Preferred Stock”), of which, as of the Piedmont Capitalization Date, no shares of Piedmont Preferred Stock were issued and outstanding.”

3. Limited Effect. Except as specifically amended hereby, the terms and provisions of the Merger Agreement shall continue and remain in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms. All references in the Merger Agreement to the “Agreement” shall be deemed for all purposes to refer to the Merger Agreement, as amended by this Amendment.

4. Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

5. Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Delaware, without regard for conflict of law provisions.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

YADKIN FINANCIAL CORPORATION

By:	/s/ Joseph H. Towell
Name:	Joseph H. Towell
Title:	President and Chief Executive Officer

VANTAGESOUTH BANCSHARES, INC.

By:	/s/ Scott M. Custer
Name:	Scott M. Custer
Title:	Chief Executive Officer

PIEDMONT COMMUNITY BANK HOLDINGS, INC.

By:	/s/ Scott M. Custer
Name:	Scott M. Custer
Title:	Chief Executive Officer

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EXHIBIT F

FORM OF BYLAW AMENDMENT

ARTICLE

Certain Governance Matters

Section 1. DEFINITIONS. The following definitions shall apply to this Article and otherwise as applicable in these Bylaws:

(a)	“Continuing Vantage Directors” shall mean the Directors as of the Effective Time who were nominated to be Directors by the Board of Directors of Vantage prior to the Effective Time and any additional Directors whose appointment or election is endorsed by at least a majority of the Continuing Vantage Directors then in office.

(b)	“Continuing Yadkin Directors” shall mean the Directors as of the Effective Time who were nominated to be Directors by the Board of Directors of Yadkin prior to the Effective Time and any additional Directors whose appointment or election is endorsed by at least a majority of the Continuing Yadkin Directors then in office.

(c)	“Effective Time” has the meaning specified in the Agreement and Plan of Merger, dated as of January 27, 2014, by and among Vantage, Yadkin and Piedmont Community Bank Holdings, Inc., as amended.

(d)	“Entire Board of Directors” means the total number of Directors which the Corporation would have if there were no vacancies.

(e)	“Specified Period” shall mean the period beginning at the Effective Time and ending on the thirty-six month anniversary of the Effective Time.

(f)	“Vantage” means VantageSouth Bancshares, Inc., a Delaware corporation.

(g)	“Yadkin” means Yadkin Financial Corporation, a North Carolina corporation.

Section 2. EXECUTIVE CHAIRMAN; CEO AND PRESIDENT.

(a) Effective as of the Effective Time, Mr. Joseph H. Towell shall become and serve as Executive Chairman of the Corporation and the Board of Directors and Mr. Scott M. Custer shall become and serve as Chief Executive Officer and President of the Corporation.

(b) During the Specified Period, the Chairman shall be designated “Executive Chairman”, shall be an officer of the Corporation, and shall report directly to the Board of Directors. In addition, during the Specified Period, the Executive Chairman shall also serve as the chairman of the executive committee of the Board of Directors and of the operating committee comprised of members of executive management.

(c) During the Specified Period, any removal of, or failure to reelect (if such person is willing to serve), any of the individuals serving in the capacities set forth in subsection 2(a) above or any amendment or modification to or termination of any employment or similar agreement with either of Messrs. Joseph H. Towell and Scott M. Custer shall require the affirmative vote of at least 75 percent of the Entire Board of Directors (excluding for this purpose directors who are then serving as officers of the Corporation). In the event that during the Specified Period any of the individuals set forth in subsection 2(a) above shall be unable (whether by reason of death, permanent disability, retirement or otherwise) or unwilling to continue in such office, the vacancy created thereby shall be filled only by the affirmative vote of at least 75 percent of the Entire Board of Directors (excluding for this purpose directors who are then serving as officers of the Corporation).

Section 3. COMPOSITION OF THE BOARD OF DIRECTORS. From the Effective Time until 24 months after the Effective Time, the Board of Directors shall be comprised of 14 Directors, of which seven shall be Continuing Yadkin Directors (one of whom shall be the Executive Chairman of the Corporation and the remainder of whom shall consist of Directors who are not officers of the Corporation) and seven shall be Continuing Vantage Directors (one of whom shall be the Chief Executive Officer and President of the Corporation and the remainder of whom shall consist of Directors who are not officers of the Corporation). Vacancies resulting from the cessation of service by any Continuing Yadkin Director or Continuing Vantage Director shall be filled by, and each nomination for election to the Board of Continuing Yadkin Directors and Continuing Vantage Directors shall be, an individual whose appointment or election is endorsed by at least a majority of Continuing Yadkin Directors or Continuing Vantage Directors, respectively, then in office, subject to the approval by the Entire Board of Directors, which approval shall not be unreasonably withheld. From the Effective Time until 24 months after the Effective Time, the requirement in Section 2(b) of Article 3 of the Bylaws to not serve as a director past the annual meeting of shareholders following attainment of the age of seventy years shall not apply to this Section 3 of Article      of the Bylaws.

Section 4. LEAD DIRECTOR. From the Effective Time until 24 months after the Effective Time, J. Adam Abram shall serve as Lead Director. Thereafter, the Lead Director shall be a Director selected by a majority of the Entire Board of Directors. The Lead Director shall chair any meeting of the independent directors in executive session. The Lead Director shall have such duties and responsibilities as may be set forth in the Corporation’s Board policies from time to time.

Section 5. COMPOSITION OF COMMITTEES. From the Effective Time until 24 months after the Effective Time, unless otherwise determined by at least 75 percent of the Entire Board of Directors, the Board shall have only four committees: Executive, Audit, Nominating and Compensation, and Risk Management (the “Required Committees”). From the Effective Time until 24 months after the Effective Time, the Required Committees will be composed of 50 percent independent Continuing Yadkin Directors and 50 percent independent Continuing Vantage Directors. The Nominating and Compensation Committee will be chaired by a Continuing Yadkin Director and the Risk Management and Audit Committee will be chaired by a Continuing Vantage Director.

Section 6. AMENDMENTS. During the Specified Period, the provisions of this Article may be modified, amended or repealed, and any Bylaw provision or other resolution inconsistent with this Article may be adopted, or any such modification, amendment, repeal or inconsistent Bylaw provisions or other resolutions recommended for adoption by the shareholders of the Corporation, only by an affirmative vote of at least 75 percent of the Entire Board of Directors. In the event of any inconsistency between any other provision of these Bylaws and any provision of this Article, the provisions of this Article shall control.